Exhibit 10.1

456 North Fifth Street, Philadelphia, PA  19123

Tel. (215) 873-2200; Fax (215) 873-0869; Website www.motherswork.com

May 20, 2008

Dan W. Matthias Via Hand Delivery	Rebecca C. Matthias Via Hand Delivery

Wachovia Bank, National Association 227 West Trade Street • Suite 1550 Charlotte, NC 28202-1675 Attn: Dawn S. Puky, Vice President

Re:          Issuance of Letters of Credit to Rabbi Trust

Dear Dan, Rebecca and Ms. Puky:

Reference is hereby made to the Supplemental Retirement Agreement between Mothers Work, Inc. (the “Company”) and Dan Matthias dated March 2, 2007 (the “DM SERP”), the Supplemental Retirement Agreement between the Company and Rebecca Matthias dated March 2, 2007 (the “RM SERP” and, together with the DM SERP, the “SERPs”), the related Trust Agreement for Supplemental Retirement Agreements between the Company and Wachovia Bank (the “Trustee”) dated April 27, 2007 (the “Rabbi Trust Agreement”) and the related grantor trust created by the Rabbi Trust Agreement (the “Rabbi Trust”), each as supplemented by that certain letter agreement among us dated March 28, 2008.

The purpose of this letter is to permit letters of credit to be substituted for existing Rabbi Trust assets and future Rabbi Trust contribution obligations, as below described.  In furtherance of this purpose:

1.             Each of the Company, Mr. Matthias and Mrs. Matthias agree that Section 4(b) of each of the SERPs is amended by the addition of the following, immediately at the end thereof:

In the alternative, in lieu of any otherwise required deposit to the grantor trust (or any portion thereof), the Company may cause to be issued to the trustee of the grantor trust an irrevocable standby letter of credit in an amount equal to the otherwise required deposit (or applicable portion thereof) or may cause the size of a letter of credit already held by the trustee to be increased by the amount of the otherwise required deposit (or applicable portion thereof).  The issuer of such letter of credit may be any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital surplus and undivided profits of at least $500,000,000 and a long term senior unsecured indebtedness rating of at least AA- by S&P or Aa3 by Moody’s.  Such letter of credit will provide that it may be drawn upon by the trustee of the grantor trust: (i) if Benefits become payable and are not directly paid by the Company by the latest date for payment otherwise herein specified (or, if sooner, upon receipt from the Company of notice of its intention not to pay directly Benefits that have become payable), (ii) at any time in connection with the Company’s insolvency, to the extent the trustee of the grantor trust must then make the assets of the grantor trust available to satisfy the claims of the Company’s general creditors, or (iii) immediately prior to the expiration of such letter of credit (unless such letter of credit is then renewed).  The Company may, from time to time at its sole discretion, elect to reduce the size of any letter of credit issued to the trustee of the grantor trust provided that the Company simultaneously funds the grantor trust with an amount of cash equal to the amount of the reduction of the letter of credit.

2.             Notwithstanding any contrary terms of the SERPs or the Rabbi Trust Agreement, each of the parties hereto consents to the following:

(i)                                     Within five (5) business days of the execution of this Agreement, the Company will cause an irrevocable standby letter of credit consistent with the requirements of the second and third sentences of the second paragraph of Section 4(b) of each of the SERPs (as amended by paragraph 1, above) to be issued to the Trustee in an amount equal to the Company’s current funding obligation under the SERPs ($3,885,258) and, immediately after the issuance of the letter of credit, the Trustee will distribute to the Company the then current assets of the Rabbi Trust; and

(ii)                                  As to any future assets contributed to the Rabbi Trust by the Company from time to time, the Trustee shall distribute to the Company up to all the then current assets of the Rabbi Trust upon request of the Company, which assets may be used by the Company for any purpose the Company chooses; provided that, in connection with any such distribution prior to the termination of the Rabbi Trust, the Company will cause to be issued to the Rabbi Trust an irrevocable standby letter of credit consistent with the requirements of the second and third sentences of the second paragraph of Section 4(b) of each of the SERPs (as amended by paragraph 1, above) in an amount that, when combined with the amounts of all other letters of credit then held by the Trustee and all assets then remaining in the Rabbi Trust, is equal to the estimated obligations of the Company under the SERPs, determined as of the first day of the then current fiscal year of the Company.

3.             Upon (i) termination of the Rabbi Trust, (ii) full satisfaction of the Company’s obligations under the SERPs, or (iii) any permitted reduction in the size of a letter of credit as provided herein, the Trustee agrees that it will cooperate with the Company and the issuer of the letter of credit to cause the termination or reduction of any letter of credit then held by it under the Rabbi Trust.

4.             For avoidance of doubt, Mr. and Mrs. Matthias’ execution of this letter evidences their specific consent to actions of the Trustee in accordance with this letter and represents a complete release of the Trustee (including its successors, officers, employees, attorneys and agents) from any and all claims, demands, causes of action, obligations, controversies and liabilities of any kind, in law, equity or otherwise, arising out of the Trustee’s actions in accordance with this letter.

5.             The parties agree and acknowledge that the effectiveness of this letter agreement is conditioned on the full execution of an amendment to the Rabbi Trust Agreement, consistent with this letter agreement, permitting letters of credit to be substituted for existing Rabbi Trust assets and future Rabbi Trust contribution obligations.

[signature page follows]

To acknowledge your consent to and agreement with the foregoing, and your intent to be legally bound thereby, please execute and date this letter in the spaces provided below and return the executed copies to me.  This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.  I have been duly authorized to execute this letter on behalf of the Company.

Sincerely,

MOTHERS WORK, INC.

By:	/s/ Edward M. Krell
Edward M. Krell, Chief Operating Officer &
Chief Financial Officer

Acknowledged and agreed on this
20th day of May, 2008:

/s/ Dan W. Matthias
Dan W. Matthias

Acknowledged and agreed on this
20th day of May, 2008:

/s/ Rebecca C. Matthias
Rebecca C. Matthias

Acknowledged and agreed on this
20th day of May, 2008:

Wachovia Bank, National Association

By:	/s/ Dawn S. Puky
Title:	Vice President